UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      September 19, 2005

IVAX Corporation

(Exact name of registrant as specified in its charter)

Florida	1-09623	16-1003559

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard, Miami, Florida	33137

(Address of principal executive offices)	(Zip Code)
(305) 575-6000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 19, 2005, IVAX Corporation, a Florida corporation (“IVAX”), entered into Amendments (the “Amendments”) to its change in control employment agreements (the “Employment Agreements”) with certain officers, including Dr. Frost, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. Pursuant to the Amendments, the Employment Agreements have been amended to (i) change the definition of “Change in Control” so that a “Change in Control” occurs upon the closing of a merger, rather than upon shareholder approval of such merger, and (ii) change the accountant to be used to perform any calculations required under the excise tax of Section 4999 of the Internal Revenue Code of 1986, as amended (as described in Section 9(b) of each of the Employment Agreements) from either Arthur Anderson LLP or Ernst & Young LLP, as the case may be, to Deloitte & Touche LLP. All other terms of the Employment Agreements remain the same.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of Amendment, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 8.01 Other Events
     IVAX has scheduled its special meeting of shareholders for 10 a.m., local time, on October 27, 2005 to vote on the previously announced merger with Teva Pharmaceutical Industries Limited. IVAX shareholders of record at the close of business on Friday, September 23, 2005 will be entitled to notice of the special meeting and to vote on the proposal.
     IVAX will send a definitive joint proxy statement/prospectus to shareholders of record, which will contain important information about the merger with Teva. Shareholders are urged to read the definitive joint proxy statement/prospectus when it becomes available. The definitive joint proxy statement/prospectus will also include the location of the special meeting.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
10.1	Form of amendment to Employment Agreement (Change in Control) between IVAX Corporation and certain officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IVAX CORPORATION
By:	/s/ Thomas E. Beier
	Name:	Thomas E. Beier
	Title:	Senior Vice President-Finance, Chief Financial Officer

Date: September 21, 2005

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